AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is dated and effective as of October 1, 2021 (the “Effective Date”), by and by and between Clinigence Holdings, Inc., a Delaware corporation (“Parent”), Clinigence Procare Health Inc, a Delaware corporation (“Merger Sub”), Procare Health, Inc., a California corporation (“Company”), Anh Nguyen (“Majority Stockholder”), and Tram Nguyen (“Minority Stockholder” and together with Majority Stockholder, the “Stockholders”). Capitalized terms that are used in this Agreement but not otherwise defined elsewhere in this Agreement have the meanings specified in Section 11.1.

BACKGROUND

A.  Stockholders own, collectively, all of the issued and outstanding capital stock of Company; and

B.  Company is a management services organization engaged in the business of providing management services and administrative systems to one or more medical practices (the “Business”); and

C.  The parties intend that Merger Sub will be merged with and into Company with Company, surviving such merger as a wholly-owned subsidiary of Parent (the “Merger”), on the terms and subject to the conditions set forth in this Agreement and pursuant to the provisions of the Delaware General Corporation Law (the “DGCL”) and the California Corporations Code (the “Cal Corp. Code”).

TERMS AND CONDITIONS:

Now therefore, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

ARTICLE I. THE MERGER

1.1  The Merger. On the terms and subject to the conditions of this Agreement and pursuant to the provisions of the DGCL and the Cal Corp. Code, at the Effective Time, (a) Merger Sub will merge with and into Company, and (b) the separate corporate existence of Merger Sub will cease, and Company will continue its existence as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent.

1.2  The Closing. On the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) will take place as soon as practicable (and in any event, within three business days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI and in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed upon in writing by the parties. The Closing shall take place remotely by the electronic exchange of documents and signatures, unless another time or date is agreed upon in writing by the parties. The actual date of the Closing is referred to in this Agreement as the “Closing Date.”

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1.3  Effective Time. The Merger shall become effective upon the later to occur of such time as (a) a certificate of merger has been duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or (b) this Agreement and an officers’ certificate for the Surviving Corporation have been duly filed with the Secretary of State of the State of California in accordance with the Cal. Corp. Code (the “Effective Time”).

1.4  Effects of the Merger. The Merger shall have the effects set forth in this Agreement, in the applicable provisions of the DGCL and in the applicable provisions of the Cal. Corp. Code. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

1.5  Certificate of Incorporation; Bylaws.

(a)  The articles of incorporation of Company as in effect immediately prior to the Effective Time will be amended and restated in its entirety in the Merger to read as the certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation will be “Procare Health, Inc.,” and, as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

(b)  At the Effective Time, the bylaws of Company will be amended and restated in their entirety to read as the bylaws of Merger Sub in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation will be “Procare Health, Inc.”

(c)  Officers. Each of the parties will take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time to be the initial officers of the Surviving Corporation, in each case retaining their respective positions, and until their earlier deaths, resignation, or removal or until their respective successors are duly elected or appointed and qualified such Officers shall be set forth in Schedule 1.5(c).

1.6  Employment Agreement. Surviving Corporation and Majority Stockholder shall enter into the Employment Agreement, attached hereto as Exhibit A, effective as of the Effective Time.

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ARTICLE II.

EFFECT OF MERGER ON CAPITAL STOCK

2.1  Effect of Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, Company or either Stockholder:

(a)  Each share of Company’s common stock that is owned by Company (as treasury stock or otherwise) as of immediately prior to the Effective Time (the “Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)  The shares of Company’s common stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive by the Stockholders an aggregate of 759,036 (the “Exchange Ratio”) shares of Parent’s common stock (“Stock Consideration”). Twenty percent of the Stock Consideration shall be held back and shall be released to Parent or Stockholders, as the case may be, in accordance with the procedures set forth in Section 3.2 hereof. In the event that EBITDA is equal to or exceeds

$316,265 (the “Minimum EBITDA Amount”) for the Fiscal Year ended December 31, 2021, Stockholders shall be entitled to receive fifty percent (50%) of the Holdback Shares. If the EBITDA for such period is less than $316,265, that portion of the Holdback Shares shall be released to the Parent. In addition, if the EBITDA for the Company for the period ended December 31, 2022 equals or exceeds the Minimum EBITDA Amount, the remaining fifty percent (50%) of the Holdback Shares shall be released to the Stockholders. In the event that the Minimum EBITDA Amount is not achieved for such period, that portion of the Holdback Shares shall be returned to the Parent.

(c)  At the Effective Time, all shares of Company’s common stock will no longer be outstanding and all shares of Company’s common stock will be cancelled and retired and will cease to exist, and each holder of: (i) a certificate formerly representing any shares of Company’s common stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company’s common stock (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive the Stock Consideration.

(d)  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e)  No certificates or scrip representing fractional shares of Parent’s common stock will be issued upon the conversion of Company’s common stock pursuant to Section 2.1(b) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent’s common stock. Notwithstanding any other provision of this

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Agreement, each holder of shares of Company’s common stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent’s common stock (after taking into account all shares of Company’s common stock exchanged by such holder) shall be rounded up to the next whole share.

2.2  Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Company or the Parent’s common stock shall occur (other than the issuance of additional shares of capital stock of Company or Parent as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent or Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE III.

ADDITIONAL PAYMENTS TO MAJORITY STOCKHOLDER

3.1  Additional Payments. For so long as Majority Stockholder remains an employee of Surviving Corporation, Parent will make the following additional cash payments and stock grants to Majority Stockholder, on the terms and subject to the conditions of this Agreement:

(a)  Additional Cash Payments. At the Majority Stockholder’s option, cash in an amount equal to up to one-half of the Net Change in EBITDA; and

(b)  Stock Grants. A number of shares of Parent’s common stock equal to (i) the quotient of (A) the Net Change in EBITDA less the percentage taken in Section 3.1(a) above, divided by (B) the Last Reported Stock Price; multiplied by (ii) four; provided, however, that Parent will not issue certificates or grant script representing fractional shares pursuant to this Section 3.1(b) and that any such fractional shares will be rounded up to the nearest whole number of shares.

Example: Solely by way of example for illustrative purposes, if (1) EBITDA with respect to Fiscal Year 2022 were $800,000.00, (2) Base EBITDA with respect to Fiscal Year 2022 were

$500,000.00, and (3) the Last Reported Stock Price were equal to $5.00, then the Net Change in EBITDA with respect to Fiscal Year 2021 would equal $300,000.00 (i.e., EBITDA of $800,000.00 with respect to Fiscal Year 2021, minus the Base EBITDA of $500,000.00 with respect to Fiscal Year 2021). Parent would then pay $150,000 to Majority Stockholder in cash pursuant to Section 3.1(a), and grant 120,000 shares of Parent’s common stock to Majority Stockholder pursuant to Section 3.1(b).

3.2  Payment Procedures.

(a)  On or before the date which is 90 days following the end of each Fiscal Year, Parent will prepare and deliver to Majority Stockholder a written statement setting forth in reasonable detail its determination of the EBITDA, Base EBITDA, and Net Change in EBITDA

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that serve as the basis for calculating any additional payments described in Section 3.1 (collectively, the “Calculation Statement”).

(b)  Majority Stockholder will have 14 days after receipt of each Calculation Statement to review such Calculation Statement (the “Review Period”). Majority Stockholder and her representatives will have the right to inspect Parent’s books and records during normal business hours at Parent’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of EBITDA, Base EBITDA, and Net Change in EBITDA set forth on the Calculation Statement. Prior to the expiration of the Review Period, Majority Stockholder may object to the determinations of EBITDA, Base EBITDA, and Net Change in EBITDA set forth on the Calculation Statement by delivering a written notice of objection (an “Objection Notice”) to Parent. Any Objection Notice shall specify the items in the applicable Calculation Statement disputed by Majority Stockholder and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Majority Stockholder fails to deliver an Objection Notice to Parent prior to the expiration of the Review Period, then the determinations of EBITDA, Base EBITDA, and Net Change in EBITDA set forth in the Calculation Statement shall be final and binding on the parties hereto. If Majority Stockholder timely delivers an Objection Notice, Parent and Majority Stockholder shall negotiate in good faith to resolve the disputed items and agree upon the determinations of EBITDA, Base EBITDA, and Net Change in EBITDA set forth in the Calculation Statement. If Parent and Majority Stockholder are unable to reach agreement within 30 days after such an Objection Notice has been given, all unresolved disputed items shall be promptly referred an impartial nationally recognized firm of independent certified public accountants, appointed by mutual agreement of Parent and Majority Stockholder (the “Independent Accountant”). The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the Calculation Statement as promptly as practicable, but in no event greater than 45 days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Parent and Majority Stockholder shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Parent and Majority Stockholder, and not by independent review. The resolution of the dispute and the determinations of EBITDA, Base EBITDA, and Net Change in EBITDA set forth in the Calculation Statement that are the subject of the Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by Parent and Majority Stockholder in proportion to the amounts by which their respective determinations set forth in the Calculation Statement differ as finally determined by the Independent Accountant.

(c)  Parent’s obligation to pay each of the additional payments to Majority Stockholder described in Section 3.1 is an independent obligation of Parent and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to, any preceding or subsequent such additional payment and the obligation to make any such additional payment to Majority Stockholder shall not obligate Parent to make any preceding or subsequent payment.

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3.3  Timing. Parent will make any payments under Section 3.1(a) and any stock grants under Section 3.1(b), with respect to any Fiscal Year, no later than 120 days following the end of such Fiscal Year, or, in the event Majority Stockholder dispute any determinations pursuant to Section 3.2., within 30 days following the date upon which the determinations in the pertinent Calculation Statement become final and binding upon the parties.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING COMPANY

Stockholders, jointly and severally, hereby represent and warrant to Parent as of the date hereof and as of the Closing Date that the following facts and circumstances are true, accurate and complete. Stockholders acknowledge that Parent is relying on each such representation and warranty as the basis for proceeding with and consummating the Merger.

4.1  Organization and Good Standing. Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Company has full corporate power to carry on its Business as it has been and is currently conducted.

4.2  Authority. Company has full corporate power and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which Company is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Transaction Documents to which Company is a party have been duly executed and delivered by Company, and constitute the valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally, or as may be modified by general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity). All actions on the part of Company necessary for the authorization, execution and delivery of this Agreement have been taken.

(a)  No Subsidiaries. Company has not previously owned, and currently own or have any agreement or contract to acquire, any equity securities, other securities or other interests in any Person or any direct or indirect equity or ownership interest in any other business.

4.3  Assets. Company has all power and authority required to carry on its Business. Company has good and marketable title to the Assets, in each case free and clear of any and all Liens. All of the Assets that are personal property are in operable condition, normal wear and tear excepted, and no Asset requires any repair or replacement except for maintenance in the ordinary course of business. Assets are located at the locations set forth on Schedule 4.3. All accounts receivable on the financial statements of Company as of the Effective Date and the Closing Date are collectible by Company.

4.4  Approvals. Except as set forth on Schedule 4.4, no consent, approval, order or authorization of, or registration, declaration, notice or filing with, any national, state, provincial, local, governmental, judicial, public, quasi-public or administrative authority or agency (collectively, the “Governmental Authority”) or other Person is required to be made or obtained by Company in connection with the authorization, execution, delivery and performance of this Agreement or any other Transaction Document, or the consummation of the Merger.

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4.5  Capitalization.

(a)  The authorized capital stock of Company consists of 25,000 shares of common stock, all of which are currently issued and outstanding (the “Shares”).

(b)  Stockholders own, collectively, one hundred percent of the Shares. The Shares have not been certificated. Stockholders (i) have good and marketable title to the Shares free and clear of all Liens, (ii) have not granted any security interest in any past or future dividends associated with such Shares, and (iii) have full right, power and authority to execute this Agreement, without obtaining the consent of any third party.

(c)  There are no outstanding options, rights (preemptive or otherwise), warrants, calls, convertible securities or commitments or any other arrangements of any character relating to any membership interests in Company, or obligating Company to issue or sell any shares of capital stock (including the Shares), or any other interest, in Company. There are no voting agreements, voting trusts or other agreements (including cumulative voting rights), commitments or understandings with respect to the Shares.

4.6  Financial Statements. Company has delivered, or will prior to Closing, deliver, to Parent annual audited financial statements of Company, including income statements and balance sheets, as of and for the immediately prior two (2) Fiscal Years of Company and interim financial statements, including income statements and balance sheets, as of and for the year-to-date period ending June 30, 2021 (collectively, the “Financial Statements”) and for the period ended December 31,2020 the Company had EBITBA of at least $316,265. The Financial Statements:

(a) have been prepared in accordance with GAAP; (b) are true, complete and correct, on an accrual basis, in all material respects as of the respective dates and for the respective periods above stated; and (c) fairly present, in all material respects the financial position of Company at such dates and the results of its operations for the periods ended on such dates. The books and records of Company are true, accurate and complete in all material respects.

4.7  Absence of Undisclosed Liabilities. Company does not have any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into at or prior to the Closing, or any transaction, series of transactions, action or inaction at or prior to the applicable Closing, or any state of facts or condition existing at or prior to the applicable Closing (regardless of when such liability or obligation is asserted), including, but in no way limited to, guarantees, liabilities or obligations on account of Taxes or governmental charges or penalties, interest or fines thereon or in respect thereof, except those which are adequately reflected in the Financial Statements.

4.8  Inventory. All inventory of Company, whether or not reflected in the most recent Financial Statements provided to Parent, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by Company, as applicable, free and clear of all Liens, and no inventory is held on a consignment basis. The

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quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Business.

4.9  Taxes. Company has each (i) filed all Tax Returns on a timely basis that it is required to have filed in connection with the operation of the Business, and such returns are true, complete and correct in all material respects, and (ii) paid all Taxes and other charges, interest and penalties, if any, reflected on such Tax Returns or otherwise due and payable by it. Any deficiencies proposed as a result of any governmental audits of such Tax Returns have been paid or settled, and there are no present disputes as to Taxes payable by Company in connection with the operation of the Business. Company has each timely responded to all applicable taxing authorities’ requests for information, and any such responses have not omitted or misstated any material fact. With respect to all amounts of Taxes imposed on Company for which Company is or could be liable, whether to taxing authorities or to other Persons, with respect to all taxable periods or portions of periods ending on or before the Closing Date, has complied with all applicable Tax Laws and agreements in all material respects, and Company has paid all such amounts it is required pay to taxing authorities or others on or before the Closing Date. No issues have been raised and are currently pending by any taxing authority in connection with any of the Tax Returns, and none of the Tax Returns is now under audit or examination by any governmental or regulatory authority. There are no pending proposed deficiencies or claims for unpaid Taxes of Company and there are no outstanding extensions with respect to any Tax Returns due from Company. No waivers of statutes of limitations with respect to the Tax Returns have been given by or requested from Company. There are no Liens for Taxes (other than current Taxes not yet due and payable) upon any Asset of Company. Company is not party to any Tax-indemnity, Tax- sharing, Tax allocation or other similar agreements or arrangements.

4.10  Contracts. Attached as Schedule 4.10 is a true and complete list of all material contracts, leases and agreements, whether written or oral, to which Company is a party or by which Company is bound, as they relate to the Business (the “Contracts”). True, correct and complete copies (or written descriptions, if oral) of all of the Contracts have previously been furnished to Parent, including all amendments or other modifications thereto. Company is not in default, and no event has occurred which with the giving of notice or the passage of time or both could reasonably be expected to constitute a default by Company under any Contract, and no event has occurred to the Knowledge of Company which with the giving of notice or the passage of time would constitute such a default by any party to any such Contract. The Contracts are in full force and effect, constitute binding obligations of Company and are enforceable against Company in accordance with their terms.

4.11  Real Property. The real property demised by the leases and subleases (the “Leased Real Property”) described on the attached Schedule 4.11 (the “Leased Real Property Schedule”) constitutes all of the real property leased or subleased by Company and used in the conduct of the Business. Except as set forth on the Leased Real Property Schedule, the Leased Real Property leases are in full force and effect, and Company holds a valid and existing leasehold interest under each such lease. Company has delivered or made available to Parent copies of each of the leases described on the Leased Real Property Schedule, and none of such leases has been modified in any material respect. Company is not in default (or alleged to be in default) in any material respect under any of such leases. The Leased Real Property Schedule lists (i) the street address of each parcel of Leased Real Property; (ii) if such property is leased or subleased by Company, the

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landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. Except as set forth in the Leased Real Property Schedule, Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Leased Real Property in the conduct of the Business do not violate any Law, covenant, condition, restriction, easement, license, permit or agreement. There are no Actions pending nor, to Company’s knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. Company does not own any real property.

4.12  No Litigation. Except as set forth on Schedule 4.12, there is no pending, nor has there been prior to the Closing Date, litigation or proceedings relating to or involving Company or to which Company is a party, or relating to or involving either Stockholder in such Stockholder’s capacity as a stockholder of Company nor to the Knowledge of Company has there been any threats of any such litigation or proceedings. There are no claims, counterclaims, actions, suits, orders, proceedings (arbitration, mediation or otherwise) or judgments pending or to the Knowledge of Company threatened against or involving or relating to Company or relating to the Merger, at Law or in equity, in any court or agency, or before or by any Governmental Authority nor, are there (a) any investigations pending, or (b) any facts, conditions or incidents that could reasonably be expected to result in any such actions, suits, proceedings (arbitration, mediation or otherwise) or investigations or judgments. Company is not subject to any judgment, order or decree of any court or Governmental Authority.

4.13  Compliance with Laws.

(a)  Company has complied in all material respects with all Laws, regulation, governmental program condition of participation, other legal requirements imposed by any Governmental Authority, and any judgment, decree, order, writ or injunction of any Governmental Authority, in each case which applies to Company or relates to or otherwise imposes a liability, obligation or standard of conduct concerning the licensure, certification, qualification, or operation of the Business. Company has not received notice of any proceeding, inquiry, investigation, violation, or alleged violation of, nor is Company subject to liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing violation of any Laws.

(b)  All reports and returns required to be filed by Company with any Governmental Authority have been filed when due and were accurate and complete when filed.

(c)  Neither Company nor any of Company’s directors, officers, owners, employees or managers has (i) been assessed with a civil monetary penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (ii) been convicted of, charged with, indicted or investigated for a federal health care program (as defined in 42 U.S.C.

§§ 1320a-7b(f)) related offense, or convicted of, charged with, indicted or investigated for a violation of federal or state Law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, or

(iii) been excluded or suspended from participation in any federal health care program, or has been debarred, or is otherwise ineligible to participate in any federal health care program.

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4.14  Licenses and Permits. Company holds all licenses, permits, approvals and certifications granted by any governmental entity that are necessary or required by Law to own and/or operate Company and the Business. Attached hereto as Schedule 4.14 is a true and complete list of all licenses, permits, certifications, accreditations, and registrations held by Company (the “Licenses and Permits”). All of the Licenses and Permits are valid and in full force and effect, and no action is pending or threatened to revoke, terminate or modify any of the Licenses and Permits. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any of the Licenses and Permits and such revocation, suspension, lapse or limitation would result in a material adverse effect on the Company and its operations. There are no provisions in, or agreements relating to, any of the Licenses and Permits that would preclude or limit the Surviving Corporation from continuing to operate the Business after the Closing Date. All fees and other payments due and owing in connection with the Licenses and Permits have been paid in full and in a timely manner so as to prevent any lapse or revocation thereof. Company has made available to Parent pursuant to Parent’s due diligence requests, a copy of all state licensing reports and lists of deficiencies pertaining to the Business. Company has cured any deficiencies noted in any such licensure surveys.

4.15  Payors and Suppliers. Set forth on Schedule 4.15 is a true, complete and correct list of the twenty-five (25) largest payors and twenty-five (25) largest suppliers of the Business in terms of the total amount of revenue received from such payor (including employers, insurance companies, and managed care companies) net of any refunds or chargebacks, and the dollar amount of payments to or purchases therefrom, respectively, during the last three (3) fiscal years and the current fiscal year through May 31, 2021. No such payor or supplier has canceled or otherwise terminated or threatened to cancel or otherwise terminate its relationship with Company or the Business or, in the case of payors, reduced or threatened to reduce its business with Company or the Business. Except as set forth on Schedule 4.15, Company has neither received notice nor has any knowledge that any such payor or supplier intends to cancel or adversely modify its relationship with Company or the Business including, without limitation, any reduction in any reimbursement or payment rates.

4.16  Compliance with Health Care Laws.

(a)  Except as set forth on Schedule 4.16(a), there is no investigation or Action currently pending against Company or relating to the Business for any violation or alleged violation of a Health Care Law and no event has occurred and no event fact, circumstance or condition exists that has or reasonably may be expected to result in any such investigation or Action. Company has not received any notice or threat of any Action pursuant to or involving a Health Care Law.

(b)  Company has timely filed all material forms, applications, reports, statements, data and other information required to be filed with governmental entities in connection with the Health Care Laws.

(c)  Company and each of Company’s managers, officers, employees and agents (while acting in such capacity) are and have been for the past six (6) years, in compliance with all the Health Care Laws. Company has not entered into any impermissible “financial relationship”

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or accepted, solicited, or offered referrals or otherwise had any business generated by or from physicians or any other actual or potential referral sources that do not otherwise comply with the Health Care Laws.

(d)  Intentionally omitted.

(e)  Company is in compliance with the Privacy Laws. Each of Company’s policies relating to the privacy and security of “Protected Health Information” (as defined under HIPAA) comply in all respects with the Privacy Laws. There has been no unauthorized use, modification, disclosure, transfer, loss, destruction or compromise of Protected Health Information or other personal data (including payment card information), no Person has claimed any compensation from Company for the loss of or unauthorized use, modification, disclosure, transfer, loss, destruction or compromise of Protected Health Information or personal data (including payment card information), and to the Knowledge of Company no facts or circumstances exist that might give rise to such a claim against Company or the Business. All information systems used by Company are sufficient for the conduct of the Business as currently conducted and as presently proposed to be conducted, and no such information system has suffered any material failures, breakdowns, continued substandard performance or other adverse events that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of such information systems and/or the conduct of the Business. There are no bugs, viruses or defects, design or documentation errors, corruption or malicious computer code or programs present in any information system used by or relied on by Company. Company takes all steps necessary to protect the Protected Health Information and other personal data in its possession or control and to safeguard the integrity of all information systems used by Company. Company has entered into business associate agreements that comply with HIPAA with each of its service providers that creates, receives, maintains and/or transmits Protected Health Information on Company’s behalf, and has provided Parent with a true and correct copy of all such business associate agreements. Company currently maintains, and has maintained for the six (6) years prior to the date hereof, a plan with respect to business continuity and disaster recovery activities.

(f)  Neither Company nor any licensed personnel: (i) is and has been a party to a corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services, (ii) has had any reporting obligations pursuant to any settlement agreement entered into with any governmental entity, (iii) has been the subject of any investigation conducted by any governmental entity, (iv) has been a defendant in any qui tam or false claims act litigation,

(v) has been served with or received any search warrant, subpoena, civil investigative demand, or contact letter by or from any federal or state enforcement agency, or (vi) has ever received any complaints from an employee, independent contractor, vendor, physician, or any other person that alleges that Company has violated any Health Care Law.

(g)  Intentionally omitted.

(h)  Except as set forth on Schedule 4.16(h), to Company’s knowledge, no licensed personnel: (i) has had a final judgment or settlement without judgment entered against him/her in connection with a malpractice or similar action; (ii) during the time the applicable health care professional provided or provides services for the Business, used or abused drugs, alcohol or any controlled substances (other than those medications lawfully prescribed by a medical doctor

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that do not interfere with that person’s capacity to perform his or her duties); (iii) is the subject of any criminal complaint, indictment or criminal proceedings; or (iv) is subject to any allegation, or any investigation or proceeding based on any allegation of violating professional ethics or standards, or engaging in illegal, immoral or other misconduct (of any nature or degree), relating to his/her practice.

(i)  Except as set forth on Schedule 4.16(i), no licensed personnel has given Company notice of his or her intention to: (i) cease providing services through Company,

(ii)  relocate outside of areas where the Business provides services, (iii) otherwise terminate or materially alter his or her relationship with Company, or (iv) breach his or her Employment Agreement.

(j)  Intentionally omitted.

(k)  There are no agreements between Company, on the one hand, and any Person, on the other hand, that deviate from or which conflict with any of the Health Care Laws.

(l)  Except as set forth on Schedule 4.16(l), Company does not have any reimbursement or payment rate appeals, disputes or contested positions currently pending before any governmental entity or any administrator of any Private Programs.

(m)  Company has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such reports and billings and Company has no liability under any Government Program or Private Program for any refund, overpayment, discount or adjustment. In the past six (6) years, no investigation, validation review or program integrity review related to the Business has been conducted by any commission, board or agency in connection with any Government Program, and no such reviews are scheduled, pending or threatened against or affecting the Business.

(n)  Neither Company nor any of its managers, officers, employees and agents is currently participating in, or is permitting others to conduct any clinical research study at any Leased Real Property.

(o)  Intentionally omitted.

(p)  Neither Company nor any licensed personnel has ever been indicted or charged or investigated in connection with any violation of any Law involving false or fraudulent billing practices or relating to its participation in Programs in the last six (6) years, except as set forth on Schedule 4.16(p). In the last six (6) years, Company has billed all Programs in material compliance with all applicable Laws and material contractual obligations. Neither any Company nor its managers, officers, employees and agents (while acting in such capacity), engaged in any of the following in the past six (6) years: (i) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment under any Government Program; (ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under any Government Program; (iii) failing to disclose knowledge it had of any event affecting the initial or continued right to any benefit or payment under any Government Program on its own behalf or on behalf of

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another, with an intent to fraudulently secure such benefit or payment either in a greater amount or quantity than is due or when no such benefit or payment is authorized; (iv) soliciting, paying, or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (1) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Government Program, or (2) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by any Government Program; (v) presenting or causing to be presented a claim for reimbursement for services that is for an item or service that was known or should have been known to be (1) not provided as claimed, or (2) false or fraudulent; or (vi) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation of a material fact or omitting a material fact required to be stated therein, or necessary to make the statements contained therein not misleading, with respect to information required to be provided under 42 USC §1320a-3.

4.17  Intentionally Omitted.

4.18  Transaction Not a Breach. The execution, delivery and performance by Company of this Agreement and the Transaction Documents will not:

(a)  Conflict with, violate, or result in a breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature by which Company may be bound or affected;

(b)  Violate or conflict with any Law or order, writ or injunction of any court, administrative agency or Governmental Authority to which Company is subject;

(c)  Constitute an event which would permit any party to terminate any agreement or accelerate the maturity of any indebtedness or other obligation;

(d)  Violate any provision of the organizational documents of Company;

(e)  Result in the creation or imposition of any Lien upon any property of Company or the Assets; or

(f)  Except as set forth in Schedule 4.19(f), require any authorization, consent, approval, exemption or other action by or notice to any court, Governmental Authority or any other Person.

4.19  Insurance. Company has furnished to Parent true and complete copies of all insurance policies of any nature whatsoever maintained by Company, a complete list of which is set forth on Schedule 4.19. All of such policies will be, as of the Closing Date, in full force and effect on the same terms and conditions and with the same type of coverage and limits as were in effect immediately prior to the Closing, and all premiums due through the Closing Date on such policies have been paid. Company has each given to its insurers in a timely manner all notices required to be given under their respective insurance policies with respect to all claims and actions

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covered by insurance, and no insurer has denied coverage of any such claims or actions or reserved its rights due to a lack of proper notice in respect of or rejected any such claims. There are no pending or, to the Knowledge of Company, threatened claims (e.g., professional liability, workers’ compensation and claims which would be covered by general liability, errors and omissions or directors’ and officers’ liability insurance and/or casualty insurance policies) outstanding against Company. Company has not (a) received any notice or other communication from any such insurance company canceling or materially amending any of said insurance policies, and no such cancellation or amendment is threatened, or (b) failed to give any required notice or present any claim which is still outstanding under any of said policies.

4.20  Employees. Schedule 4.20 sets forth (i) all present employees (including any leased or temporary employees) and independent contractors of Company; (ii) each employee’s or independent contractor’s current rate of compensation; and (iii) any and all workers’ compensation and/or unemployment claims made against Company within the three (3) years prior to the Closing. There is not any employee who is absent from work due to a work-related injury, is receiving workers’ compensation or is receiving disability compensation. There are no unpaid wages, bonuses or commission owed to any employees or independent contractors (other than those not yet due).

(a)  Company (i) has not experienced any organized slowdown, organized work interruption, strike or work stoppage by employees; (ii) is not a party to, nor obligated by, any oral or written agreement, collective bargaining agreement or other similar agreement, regarding the rates of pay, working conditions or other terms of employment of any of the employees; or (iii) is obligated under any agreement or otherwise obligated to recognize or bargain with any labor organization or union on behalf of any of the employees.

(b)  None of Company’s officers, directors, managers or employees have been charged or to the Knowledge of Company threatened with the charge of any unfair labor practice, grievance, arbitration, negotiation, suit or other Action by any employee or representative of the employees and no complaint or charge is pending against Company before the National Labor Relations Board or any state or local agency. Company is, and has been for the past three (3) years, in compliance with all Laws concerning the employer-employee relationship and with all agreements relating to the employment of its employees, including applicable wage and hour Laws, workers’ compensation Laws, occupational safety laws, unemployment laws and social security laws. Company has properly completed all reporting and verification requirements relating to immigration control for all of its employees, agents and contractors including the Form I-9. Company has retained for each current employee the Form I-9 throughout such employee’s period of employment and has retained a Form I-9 for each former employee for a period of one

(1)  year from the date of termination of such employee or three (3) years from the date of hire, whichever is later.

(c)  None of the employees or independent contractors of Company are on the List of Excluded Individuals and Entities maintained by the Office of Inspector General for the

U.S. Department of Health & Human Services, the exclusion records maintained by the System for Award Management or any state Medicaid exclusion list. There are no inquiries, investigations or monitoring of activities of any licensed, registered, or certified professional personnel employed by, credentialed or privileged by, or otherwise affiliated with or engaged by Company, pending

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or, to the Knowledge of Company, threatened, by any state professional board or agency charged with regulating the professional activities of health care practitioners. Company has delivered to Parent complete and correct copies of (i) all audit or inspection reports received by Company from any governmental entity and all written responses thereto made by Company; and (ii) all correspondence relating to any investigation of Company by any governmental entity.

(d)  All individuals performing services for the Company or who otherwise have claims for compensation from the Company have been properly classified as an employee or independent contractor pursuant to applicable laws including but not limited to the Internal Revenue Code, the Fair Labor Standards Act and ERISA.

4.21  Employee Benefits.

(a)  Schedule 4.21(a) contains a list of each benefit plan of the Company (“Benefit Plans”).

(b)  None of the Benefit Plans is (i) a “multi-employer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA); (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) a “multiple employer plan” to which Section 413(c) of the Internal Revenue Code (the “Code”) applies; or (iv) subject to Title IV of ERISA or Sections 412 or 430 of the Code.

(c)  Each Benefit Plan has been maintained and administered in compliance with (i) its terms; (ii) the terms, if applicable, of any related funding instruments; and (iii) all applicable Laws.

(d)  Except as set forth on Schedule 4.21(d), there have been no medical claims against any of the Benefit Plans in excess of Twenty Five Thousand Dollars ($25,000.00) during any twelve (12) month period.

4.22  Intellectual Property.

(a)  With respect to each item of Company Intellectual Property, the Surviving Corporation will, immediately subsequent to the Closing Date, own or be entitled to use such Purchased Intellectual Property on terms which are identical to those owned and/or used by Company or the Business, as applicable, immediately prior to the Closing Date.

(b)  Company is the sole and exclusive owner, with all right, title and interest in and to the Purchased Intellectual Property, free and clear of any Liens. The Company Intellectual Property are subsisting and have not been adjudged invalid or unenforceable and none of Company

(i) is subject to any order, judgment, decree, stipulation or consent of or with any governmental entity restricting the use of any Company Intellectual Property or restricting the licensing thereof; or (ii) has entered into any agreement to indemnify any other Person against any charge of infringement of any Company Intellectual Property. There are no actions that must be taken by Company or the Business within one hundred eighty (180) days following the Closing Date that, if not taken, would result in the loss of any Company Intellectual Property, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to U.S. Patent and

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Trademark Office actions, documents, applications, or certificates for the purposes of obtaining, maintaining, perfecting, or preserving or renewing any Company Intellectual Property.

(c)  Schedule 4.22(c) sets forth a list of all license agreements with respect to the Purchased Intellectual Property to which Company or the Business, as applicable, is party, whether as licensee, licensor or otherwise (other than non-exclusive end-user licenses for commercially available computer software generally available to the public or businesses), and pursuant to which any Person (including Company) is engaged, authorized or otherwise has rights to develop, create, design, use, modify, create derivative works of, distribute, sell, resell, license or sublicense, any of the Purchased Intellectual Property (collectively, the “IP Licenses”).

(d)  Except as set forth on Schedule 4.22(d), (i) the conduct of the Business as currently conducted has not infringed, misappropriated or otherwise violated and is not now infringing, misappropriating or violating the Intellectual Property of any third party; (ii) there is no claim pending with respect to the conduct of the Business as currently conducted or, to the Knowledge of Company, threatened against Company or the Business, with respect to any alleged infringement, misappropriation or violation of any Intellectual Property of any other Person; and

(iii) to the Knowledge of Company, no third party is infringing, misappropriating or violating any Company Intellectual Property and no claim against a third party with respect to any alleged infringement, misappropriation or other violation of any Company Intellectual Property is currently pending or threatened. Company has taken necessary, appropriate and commercially reasonable steps to protect and preserve the confidentiality of all of the Purchased Intellectual Property and confidential and proprietary information that is not otherwise disclosed in published patents or patent applications or registered copyrights.

4.23  Brokers. All negotiations relating to this Agreement and the Transaction Documents, and the Merger contemplated hereby and thereby, have been carried on without the intervention of any Person acting on behalf of Company in such a manner as to give rise to any valid claim for any broker’s or finder’s fee or similar compensation against Parent.

4.24  Due Diligence. Company has provided to Parent, its agents and representatives all information, notes, correspondence, opinions and documents requested or otherwise related to such requests submitted by Parent to Company in connection with Parent’s due diligence review of the business operations of Company with respect to the Merger. Company has not withheld or otherwise failed to disclose any information, notes, correspondence, opinions or documents requested by Parent, its agents or representatives, or which are otherwise material to the condition of its Assets, operations and/or financial status of Company or the Business.

4.25  No Misrepresentation. None of the representations and warranties or statements of Company set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Parent as contemplated by any provision hereof (including the Transaction Documents), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

4.26  Absence of Certain Changes, Events, and Conditions. Since the date of the most recent Financial Statements, and other than in the ordinary course of business consistent with past

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practice, there has not been, nor could reasonably be expected to have, individually or in the aggregate, with respect to Company, any material adverse change in the Business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities of Company or the Business, including but not limited to no:

(a)  amendment of the organizational documents of Company;

(b)  split, combination or reclassification of any membership interests in

Company;

(c)  issuance, sale or other disposition of, or creation of any Lien on, any membership interests in Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in Company;

(d)  material change in any method of accounting or accounting practice of Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(e)  incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(f)  transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Financial Statements or cancellation of any debts or entitlements;

(g)  material damage, destruction or loss (whether or not covered by insurance)

to its property;

(h)	any capital investment in, or any loan to, any other Person;
(i)	acceleration, termination, material modification to or cancellation of any material Contract to which Company is a party or by which it is bound;

(j)  any material capital expenditures;

(k)  imposition of any Lien upon any of Company’s properties or assets, tangible or intangible;

(l)  grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $25,000.00, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;

(m)  adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent

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contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral.

ARTICLE V. REPRESENTATIONS AND WARRANTIES REGARDING PARENT AND MERGER SUB

Parent hereby represents and warrants to Company as of the Closing Date that the following facts and circumstances are true, accurate and complete.

5.1  Organization and Good Standing. Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.2  Authorization. Each of Parent and Merger Sub has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which such Person is a party. All actions required to adopt and to authorize the execution, delivery and performance of this Agreement by Parent have been taken and this Agreement has been duly executed and delivered by Parent. This Agreement and each of the Transaction Documents to which Parent is a party have been duly executed and delivered by Parent and are the valid and binding obligation of Parent and are enforceable against Parent in accordance with their respective terms.

5.3  Transaction Not a Breach. The execution, delivery and performance by Parent of this Agreement and the Transaction Documents will not:

(a)  violate, conflict with, or result in the breach of any of the terms, conditions, or provisions of Parent’s organizational documents or of any contract, agreement, mortgage, or other instrument or obligation of any nature to which Parent is a party or by which Parent is bound;

(b)  Violate or conflict with any order, writ or injunction of any court, administrative agency or Governmental Authority to which Parent is subject; and

(c)  Require any authorization, consent, approval, exemption or other action by or notice to any court, Governmental Authority or any other Person.

5.4  Brokers. All negotiations relating to this Agreement and the Transaction Documents, and the transactions contemplated hereby and thereby, have been carried on without the intervention of any Person acting on behalf of Parent in such a manner as to give rise to any valid claim for any broker’s or finder’s fee or similar compensation against Company.

5.5  No Misrepresentation. None of the representations and warranties of Parent set forth in this Agreement or in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Company as contemplated by any provision hereof (including the Transaction Documents), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

5.6  Litigation and Proceedings. To the Knowledge of Parent, there are no claims counterclaims, actions, suits, orders, proceedings (arbitration, mediation or otherwise),

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investigations or judgments pending or, threatened, relating to the Merger, at Law or in equity, in any court or agency, or before or by any Governmental Authority.

ARTICLE VI.

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT

Notwithstanding anything herein to the contrary, the obligation of Parent to consummate the Merger is subject to the fulfillment, prior to, on or as of the Closing Date (unless otherwise specified), of the following conditions precedent unless (but only to the extent) waived in writing by Parent:

6.1  Representations/Warranties. As of the Closing Date, the representations and warranties regarding Company contained in this Agreement and the Transaction Documents shall be true, accurate and complete in all material respects when made and as of the Closing Date. Each and all of the terms, covenants and conditions of this Agreement to be complied with or performed by Company on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed.

6.2  Pre-Closing Confirmations. As of the Closing Date, Parent shall have obtained documentation, assurances or other satisfactory evidence that the parties have received approval from any governmental or regulatory authorities whose approval is required to complete the Merger including but not limited to those approvals set forth on Schedule 6.2, attached hereto.

6.3  Consents. As of the Closing Date, all material consents, waivers and estoppels of any third parties which are reasonably necessary, in the opinion of Parent, to effectively complete the Merger or to operate the Business in the ordinary course of business subsequent to the Closing Date shall have been obtained, including but not limited to the consents set forth on Schedule 6.3, attached hereto. As of the Closing Date, all landlords or lessors of lease agreements whereby Company leases real property shall have given written consent to the assignment of the subject lease agreement.

6.4  Litigation. As of the Closing Date, no action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Merger, and no governmental agency or body shall have taken any other action or made any request of any party as a result of which Parent reasonably and in good faith deems it inadvisable to proceed with the Merger.

6.5  Insolvency; Bankruptcy. As of the Closing Date, Company shall not (a) be in receivership or dissolution, (b) have made any assignment for the benefit of creditors, (c) have admitted its inability to pay its debts as they mature, (d) have been adjudicated insolvent or bankrupt, or (e) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy Law or any other similar Law of the United States or any state, nor shall any such petition have been filed against Company.

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6.6  Corporate Approvals. As of the Closing Date, Company shall have obtained all corporate approvals necessary to effectuate this Agreement, the Transaction Documents and the Merger.

6.7  Deliveries of Company.

(a)  Company shall have delivered to Parent complete and accurate copies of all Schedules and Exhibits required of Company in this Agreement, current as of the Closing Date and reasonably acceptable to Parent.

(b)  Company shall have delivered to Parent Certificate of Good Standing of Company, issued by the relevant governmental authority, dated within ten (10) days prior to the Closing Date.

(c)  Company shall have delivered to Parent a certificate of Company certifying that (i) each covenant and agreement of Company to be performed prior to or as of the Closing Date pursuant to this Agreement has been performed, and (ii) as of the Closing Date, all of the representations and warranties by or on behalf of Company contained in this Agreement are true, correct and complete.

6.8  Closing Documents. Company shall have executed and delivered to Parent all of the documents, agreements and certificates required to be executed or delivered by Company, or both, pursuant to any term or provision of this Agreement.

6.9  Due Diligence. Parent and its attorneys, accountants, lenders and other representatives and agents shall have satisfactorily completed their due diligence investigation of the Business and Company, inclusive of financial and accounting information and records. Parent and its representatives shall be given full access to the accounting books and other business and financial records, reports and documents of Company and the Business, including corporate records and tax returns. Such due diligence investigation will also include the inspection and examination of Company facilities and Parent’s viewing of the Business’ operations and records and all other reasonable or customary investigations or reviews. None of such information shall be used by such persons other than for evaluation of Company for purposes of the acquisition and such information shall be held in confidence. Company and the officers and management of Company shall cooperate fully with Parent’s representatives and agents and make themselves available to the extent necessary to complete the due diligence process and the Closing. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Company in this Agreement.

6.10  Audit. An audit of Company’s and Company’s financial accounts for the calendar years ending 2019 and 2020 shall have been completed to the satisfaction of Parent. Company and its employees shall cooperate fully with Parent and its designated audit personnel when conducting the audit.

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ARTICLE VII.

CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY AND MAJORITY STOCKHOLDER

Notwithstanding anything herein to the contrary, the obligation of Company and Majority Stockholder to consummate the Merger is subject to the fulfillment prior to, on or as of the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Company:

7.1  Representations/Warranties. The representations and warranties of Parent contained in this Agreement shall be true, accurate and complete when made and as of the Closing Date. Each and all of the terms, covenants and conditions of this Agreement to be complied with or performed by Parent on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed.

7.2  Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Merger, and no governmental agency or body shall have taken any other action or made any request of any party as a result of which Company reasonably and in good faith deems it inadvisable to proceed with the Merger.

7.3  Corporate Approvals. Parent shall have obtained all corporate approvals necessary to effectuate this Agreement and the Merger.

7.4  Deliveries of Parent.

(a)  Parent shall have delivered to Company, complete and accurate copies of all Schedules and Exhibits required of Parent, in this Agreement, if any, including the Employment Agreement attached hereto as Exhibit A, current as of the Closing Date and reasonably acceptable to Company and Majority Stockholder.

(b)  Parent shall have delivered to Company a certificate of an appropriate officer of Parent certifying that (i) each covenant and agreement of Parent to be performed prior to or as of the Closing Date pursuant to this Agreement has been performed, and (ii) as of the Closing Date, all of the representations and warranties by Parent contained in this Agreement are true, correct and complete.

7.5  Closing Documents. Parent shall have executed and delivered to Company all of the documents, agreements and certificates required to be executed or delivered by Parent pursuant to any term or provision of this Agreement.

ARTICLE VIII. INDEMNIFICATION

8.1  Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date. Notwithstanding the foregoing, the representations and warranties set forth in Sections 4.1 (Organization and Good

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Standing), 4.2 (Authority), 4.5 (Capitalization), 4.7 (Absence of Undisclosed Liabilities), 4.18 (Transaction not a Breach), and 4.23 (Brokers) (the “Fundamental Representations”) shall survive indefinitely; and the representations and warranties set forth in Sections 4.13 (Compliance with Laws), 4.16 (Compliance with Health Care Laws), and 4.20 (Employees) shall survive until the expiration of the applicable statute of limitations. No indemnification claim arising with respect to a breach of any representation, warranty or covenant shall be initiated following the applicable expiration date set forth in this Section 8.1; provided, however, that any such indemnification claim made in accordance with this Agreement on or prior to the applicable expiration date, and any obligation under this Article IX with respect thereto, shall survive and remain in effect notwithstanding the occurrence of the applicable expiration date.

8.2  Indemnification by Stockholders. To induce Parent to enter into this Agreement, Stockholders shall, jointly and severally, indemnify and hold harmless Parent and its respective members, officers, directors, agents, employees, contractors or Affiliates, from and against any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, penalties, costs and expenses, including, but not limited to, reasonable attorneys’ fees (“Losses”), suffered or incurred by any such party by reason of or arising out of any of the following: (a) any inaccuracy in or the breach of any representation, warranty, covenant, or agreement of Company contained in this Agreement or any document or instrument delivered by any Company in connection with this Agreement; (b) any claim arising out of Company’s operations, or the Business, prior to the Closing Date, (c) any claim arising out of Company’s ownership of the Membership Interests.; (d) any Transaction Expenses or indebtedness of Company outstanding as of the Closing; (d) any Losses associated with the litigation entitled Nexus Health Management, L.L.C on behalf of Nexus Health Medical Group, Inc. dba Nexus IPA vs. Premier IPA, Inc. ProCare Health MSO,Inc., ProCare Health DCE, Inc., Anh Nguyen and Christopher Do (the “Nexus Litigation”) and (e) any fraud or willful misconduct by Company.

(a)  In addition to the foregoing, Stockholders shall indemnify, defend and hold Parent, Merger Sub, the Surviving Corporation, and their respective members, officers, directors, agents, employees, contractors or affiliates (each, a “Parent Indemnitee”), from and against any and all Losses incurred by such party directly or indirectly relating to the Pending Litigation.

(b)  In addition to the foregoing, Stockholders shall indemnify each Parent Indemnitee and hold such Parent Indemnitee harmless from and against (a) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Section 9.5; (b) all Taxes of Company or relating to the Business for all Pre-Closing Tax Periods; (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Company, or any predecessor of the foregoing is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (d) any and all Taxes of any person imposed on Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith.

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8.3  Indemnification by Parent. To induce Company to enter into this Agreement, Parent shall indemnify and hold harmless the Stockholders from and against any and all Losses suffered or incurred by any such party by reason of or arising out of any of the following: (a) Losses arising after the Closing Date related to the operations of Company after the Closing Date or (b) any inaccuracy in or the breach of any representation, warranty, covenant, or agreement of Parent contained in this Agreement or any document or instrument delivered by Parent in connection with this Agreement. Notwithstanding the foregoing, Parent shall have no obligation to indemnify Company with respect to Losses attributable in whole or in part to any breach of the representations and warranties by Company.

8.4  Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.”

(a)  Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Stockholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend

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as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.4(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Stockholders and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of 11.2) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)  Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.4(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.4(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)  Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such

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claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

8.5  Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the purchase price for Tax purposes, unless otherwise required by Law.

8.6  Effect of Investigation. Parent’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Company contained herein will not be affected by any investigation conducted by Parent with respect to, or any knowledge acquired by Parent at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

8.7  Setoff. Without limiting any other rights or remedies of the Parent, the Parent may, in its sole and absolute discretion, satisfy claims for indemnification under this Article IX by deducting the amount of Losses from any remaining purchase price payments hereunder.

8.8  Limitations on Indemnification Obligations.

(a)  Notwithstanding anything herein to the contrary, Stockholders shall only be required to indemnify the Parent and Parent Indemnitees once Stockholders’ aggregated indemnifiable Losses exceed Twenty Five Thousand Dollars ($25,000) (the “Deductible”), at which point Stockholders shall be required to provide indemnification for indemnifiable Losses in excess of the Deductible.

(b)  The aggregate amount of indemnifiable Losses for which Stockholders shall be liable shall not exceed One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Cap”), provided, however, notwithstanding anything to the contrary in this Agreement, (1) neither the Deductible nor the Cap shall apply in respect of (i) breaches of the Fundamental Representations, or (ii) claims with respect to fraud.

(c)  Notwithstanding the provisions of Sections 8.8 (a) and (b), the Deductible and Cap shall not apply to a claim for indemnification in connection the Nexus Litigation. The parties agree that the Parent shall hold back 80,000 shares of the Stock Consideration (“Indemnity Shares”) to satisfy any claims for indemnification by Parent for Losses in connection with the Nexus Litigation. The shares shall be valued at $2.50 per share. The Parent shall release the Indemnity Shares, in whole or in part, to Parent or Shareholders, as the case may be, within 10 days following (i) the incurrence by Parent of Losses associated with the Nexus Litigation and (ii) settlement or other resolution of the Nexus Litigation.

8.9  Exclusive Remedy. The parties acknowledge and agree that, after the Closing, and other than in the case of fraud, the indemnification provisions in this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties with respect to breaches of this Agreement.

ARTICLE IX. COVENANTS

9.1  Non-Competition and Non-Solicitation.

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(a)  For a period commencing on the Closing Date and ending on the later of (i) five (5) years following the date hereof or (ii) two (2) years after the expiration of any employment or consulting agreement with the Surviving Corporation or Parent (the “Restricted Period”), Majority Stockholder agrees that she, whether directly or indirectly, alone or in association with others, in the capacity as a partner, stockholder, member or other equity owner, or through any individual, partnership, corporation, trust, limited liability company or other entity, will not:

(i)  Own, have any financial interest in, derive any fee from, lease, manage, finance, or develop any business that competes with Company or the Business which for purposes of this Agreement shall include an Accountable Care Organization or other similar entity or similar organization (a “Competing Business”).

(ii)  Solicit any person or entity that is a patient, customer, or referral source of Company to leave or reduce its relationship with Company; or (b) solicit, recruit or hire any employee of Parent, Company, or the Business.

(b)  Interpretation.

(i)  The covenants in Section 9.1 and the territorial, time and other limitations with respect thereto, are reasonable and necessary for the protection of the legitimate business interests of Parent and the Business and are no greater than required for reasonable protection of Parent and the Business and their ability to maintain the benefit of the goodwill contributed (directly or indirectly) through the Merger. Majority Stockholder agrees and acknowledges that the violation of the covenants or agreements in this Article would cause irreparable injury to Parent and the Business and that the remedy at Law for any violation or threatened violation thereof might not be adequate and that, in addition to whatever other remedies may be available at Law or in equity, Parent shall be entitled to temporary and permanent injunctive or other equitable relief.

(ii)  If a judicial determination is made that any of the provisions of this Article constitutes an unreasonable or otherwise unenforceable restriction against Majority Stockholder either in whole or in part, the provisions of this Article shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible by applicable Law. If a judicial determination is made that the duration and/or scope (geographic or otherwise) of the provisions contained in Sections 9.1 are unreasonable, then, to the extent permitted by Law, any judicial authority construing this Article may prescribe a duration and/or scope (geographic or otherwise) that is reasonable and judicially enforceable.

9.2  Access to Information. From the date hereof until the Closing, Company shall (a) afford Parent and its representatives full and free access to and the right to inspect all of the real property, properties, assets, premises, books and records, Contracts and other documents and data related to Company; (b) furnish Parent and its representatives with such financial, operating and

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other data and information related to Company as Parent or any of its representatives may reasonably request; and (c) instruct the representatives of Company to cooperate with Parent in its investigation of Company. Parent shall be granted access to inspect and examine all offices and facilities of Company. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Company or the Stockholders in this Agreement.

9.3  Introduction to Providers and Employees. Company shall, at the request of Parent, introduce Parent to Company’s contract providers and certain employees of Company (including those engaged in management and finance), the list of which is set forth on Schedule 9.3, for the purpose of facilitating discussions with Parent regarding this Agreement and Parent’s proposed conduct of the Business following the Closing.

9.4  Conduct of Business Prior to the Closing. From the date hereof until the Closing Date, except as otherwise provided in this Agreement or consented to in writing by Parent, Company shall, and shall cause Company to, (x) continue to operate the Business as it has in the past and not engage in any transactions outside the ordinary course of business; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with Company. Without limiting the foregoing, from the date hereof until the Closing Date, Company shall:

(a)  preserve and maintain all of its permits and licenses;

(b)  pay its debts, Taxes and other obligations when due including but not limited to making regularly scheduled amortization payments on all trade payables and its existing debts;

(c)  maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)  continue in full force and effect without modification, all insurance policies, except as required by applicable Law;

(e)  defend and protect its properties and assets from infringement or usurpation;

(f)  perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)  maintain its books and records in accordance with past practice;

(h)  comply in all material respects with all applicable Laws; and

(i)  not to incur any additional indebtedness except in the ordinary course of business consistent with past practices.

9.5  Tax Matters.

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(a)  Without the prior written consent of Parent, Company shall not, to the extent it may affect, or relate to, Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent, Company in respect of any Post-Closing Tax Period. Company agrees that Parent is to have no liability for any Tax resulting from any action of Company, each of their Affiliates or any of their respective representatives, and agrees to indemnify and hold harmless Parent (and, after the Closing Date, Company) against any such Tax or reduction of any Tax asset.

(b)  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Stockholders when due. Stockholders shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Parent shall cooperate with respect thereto as necessary).

(c)  Parent shall prepare, or cause to be prepared, all Tax Returns required to be filed by Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Parent to Stockholders (together with schedules, statements and, to the extent requested by Stockholders, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If the Majority Stockholder objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and the Majority Stockholder shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and the Majority Stockholder are unable to reach such agreement within ten days after receipt by Parent of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Parent, on the one hand, and the Stockholders, jointly and severally, on the other hand. The preparation and filing of any Tax Return of Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Parent.

(d)  Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon Company shall be terminated as of the Closing Date. After such date none of Company, Parent, of the Surviving Corporation or their respective representatives shall have any further rights or liabilities thereunder.

(e)  Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (such period, a “Straddle

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Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(i)  in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; and

(ii)  in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date, and the denominator of which is the number of days in the entire period.

(f)  Parent agrees to give written notice to the Majority Stockholder of the receipt of any written notice by Company, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to this Section 9.5 (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent’s right to indemnification hereunder. Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of the Majority Stockholder (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Stockholders shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Stockholders.

(g)  Cooperation and Exchange of Information. The Stockholders and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Section 9.5 or in connection with any audit or other proceeding in respect of Taxes of Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Stockholders and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Company for any taxable period beginning before the Closing Date, The Stockholders or Parent (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

(h)  Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.9 and this Section 9.5 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

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(i)  Overlap. To the extent that any obligation or responsibility in this Agreement may overlap with an obligation or responsibility pursuant to this Section 9.5, the provisions of this Section 9.5 shall govern.

9.6  Confidentiality. For a period of two (2) years after the Closing, or longer if required by Law, each party (a “Receiving Party”) shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning the other party (a “Disclosing Party”), except to the extent that the Receiving Party can show that such information (a) is generally available to and known by the public through no fault of the Receiving Party, any of its Affiliates or their respective representatives; or (b) is lawfully acquired by Receiving Party, any of its Affiliates or their respective representatives from and after the Closing from sources which are nprohibited from disclosing such information by a legal, contractual or fiduciary obligation. A Receiving Party shall be permitted to disclose such information to its attorneys and professional advisors, so long as they are instructed by Receiving Party to maintain the confidentiality of such information as set forth herein. If a Receiving Party or its respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Receiving Party shall promptly notify the Disclosing Party in writing and shall disclose only that portion of such information which Receiving Party is advised by its counsel in writing is legally required to be disclosed, provided that Receiving Party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

9.7  Termination of Benefit Plans. If determined necessary by Parent, Company shall terminate all Benefit Plans of Company as of (or immediately prior to) the Closing Date.

ARTICLE X.

TERMINATION

10.1  Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written consent of the Majority Stockholder and Parent;
(b)	by Parent by written notice to the Majority Stockholder if:

(i)  neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company and such breach, inaccuracy or failure cannot be cured by the Company by September 30,2021 (the “Drop Dead Date”); or

(ii)  any of the conditions set forth in Article VI shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)	by the Majority Stockholder by written notice to Parent if:
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(i)  The Company and Majority Stockholder are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub and such breach, inaccuracy or failure cannot be cured by Parent or Merger Sub by the Drop Dead Date; or

(ii)  any of the conditions set forth in Article VII shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of the Company or Majority Stockholder to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)	by Parent or the Majority Stockholder in the event that:

(i)  there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)  any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable

10.2  Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)  as set forth in this Article X and Section Error! Bookmark not defined.11.11; and

(b)  that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE XI. MISCELLANEOUS

11.1  Definitions. For purposes of this Agreement, the following terms have the meaning set forth below:

“Action” means any suit, action, claim, dispute, investigation, agency review, hearing, arbitration, litigation or similar proceeding at law or in equity before any governmental entity, contractor of a governmental entity, arbitration panel or mediator

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Agreement” has the meaning specified in the first paragraph of this Agreement. “Assets” means all of the tangible or intangible property, rights and assets that are necessary to conduct the Business of Company as currently conducted.

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“Base EBITDA” means, with respect to any Fiscal Year, the EBITDA for the immediately preceding Fiscal Year; provided that the Base EBITDA with respect to Fiscal Year 2021 shall equal $300,000.

“Business” has the meaning specified in paragraph B of the Background section of this Agreement.

“Parent” has the meaning specified in the first paragraph of this Agreement.

“Cash Equivalents” means all cash on hand, accounts receivables, cash and all other cash or cash equivalents.

“Closing Date” has the meaning specified in the first paragraph of this Agreement. “Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all Intellectual Property that is owned by Company.

“EBITDA” means Company’s earnings before interest, taxes, depreciation and amortization. EBITDA shall be calculated using accounting rules and procedures consistent with prior practices, and in the manner set forth on Schedule 11.1.

“Fiscal Year” means the calendar year.

“Government Programs” means any health care reimbursement program funded, in whole or in part, by a governmental entity, including but not limited to applicable state Medicaid reimbursement programs, from which payment or reimbursement is sought and/or received by Company.

“Health Care Laws” mean all applicable Laws relating to the regulation of the medicine or health care industry, the provision of healthcare services, or to payment for any such items or services rendered, provided, dispensed or furnished by healthcare providers, manufacturers, distributors or suppliers including, without limitation: (a) all applicable Laws of any governmental entity, Government Program or governmental or commercial third party payor relating to health care; (b) any prohibition on the defrauding of or making of any false claim, false statement or misrepresentation of material facts to any third-party payor (whether a governmental (or governmental contractor), commercial or private payor) or any governmental entity; (c) the licensure, certification or registration requirements of healthcare facilities, services, equipment, providers or suppliers, including those related to the furnishing of items or services provided by Company; (d) all applicable federal or state self-referral prohibitions, antikickback, illegal remuneration, fee-splitting, fraud and abuse and provider conflict of interest Laws; (e) all Laws relating to the interference with or obstruction of any investigation into any criminal healthcare related offense; (f) all Laws governing, regulating or pertaining to the payment for healthcare related items or services; (g) Privacy Laws; (h) Laws relating to the generation, transportation, treatment, storage, disposal and other handling of medical waste; (i) all corporate practice of medicine laws; and (j) all state laboratory, medical, and general health care Laws (including Laws,

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rules and regulations regarding entity and individual professional licensure and conduct, the corporate practice of medicine, fee-splitting and advertising or marketing of health care services).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191, as amended and all rules and regulations promulgated thereunder and the Health Information Technology for Economic and Clinical Health Act.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in- part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other governmental entity-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (g) all other intellectual and proprietary rights.

“Law” means all applicable federal, state, local or municipal constitutions, statutes, rules, regulations, ordinances, acts, codes, legislation, conventions and similar laws and legal requirements, as in effect from time to time.

“Last Reported Stock Price” means, with respect to any Fiscal Year, the last reported sale price of Parent’s common stock on the OTC Market or NASDAQ Stock Market, as applicable on the last complete trading day of such Fiscal Year.

“Knowledge of Company” and all permutations thereof shall mean and refer to the actual knowledge of Anh Nguyen or Trina Nguyen after conducting all reasonable diligence and investigation of the issue.

“Knowledge of Parent” and all permutations thereof shall mean and refer to the actual knowledge of a duly authorized officer of Parent after conducting reasonable diligence and investigation of the issue.

“Liens” means any claims, liens, charges, restrictions, options, preemptive rights, mortgages, hypothecations, assessments, pledges, encumbrances or security interests of any kind or nature whatsoever.

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“Net Change in EBITDA” means, with respect to any Fiscal Year, the EBITDA for such Fiscal Year minus the Base EBITDA with respect to such Fiscal Year; provided, however, that if the Net Change in EBITDA with respect to a Fiscal Year is a negative number, the Net Change in EBITDA will equal zero.

“Pending Litigation” means the litigation, if any, set forth on Schedule 11.1.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, undertaking, unincorporated association, corporation, body corporate, limited liability company, firm, entity, organization or Governmental Authority.

“Pre-Closing Tax” means (a) any Tax of Company for any period prior to the Closing Date; (b) any Tax of Company for any period prior to the Closing Date; (c) any Tax of any Person imposed on Company as a transferee or successor, by contract or pursuant to any Law (including Section 1.1502-6 of the Treasury Regulations), which Tax relates to an event, status or transaction occurring or existing prior to the Closing Date and (d) any Tax for a period prior to the Closing arising as a result of consummation of the Merger.

“Privacy Laws” mean HIPAA and all other Laws relating to the security, confidentiality and privacy of patients of the Business.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group, as defined in Section 1504 of the Code (or being included, or required to be included, in any Tax Return relating thereto).

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting Schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Transaction” has the meaning specified in Section 1.1 hereof.

“Transaction Documents” means this Agreement and all agreements and instruments contemplated by and being delivered pursuant to or in connection with this Agreement.

“Transaction Expenses” means all fees and expenses incurred by Company at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement, and the performance and consummation of the transactions contemplated hereby and thereby.

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11.2  Confidential Information. All copies, if any, of financial information, business plans, and other confidential and/or proprietary information disclosed by Company or Parent in the course of negotiating the transactions contemplated by this Agreement (“Confidential Information”) will be held in confidence and, except as may otherwise be required by Law or court order, not be used or disclosed by the other party or any of its employees, Affiliates or members, except as approved in writing by the other party. It is agreed that Confidential Information will not include information that: (a) is proven to have been known to the other party prior to receipt of such information; (b) is disclosed by a third party having the legal right to disclose such information and who owes no obligation of confidence to the other party; (c) is now, or later becomes, part of the general public knowledge, other than as a result of a breach of this Agreement by the disclosing party; or (d) is independently developed by the disclosing party without the use of any Confidential Information.

11.3  Change of Ownership Process. To the extent that from and after the Closing any actions are necessary to confirm or effect all reasonably necessary licensure and regulatory approvals required in connection with the Merger, the receipt of which is a condition precedent to the Closing, the parties and their respective agents and representatives shall cooperate in connection with these filings and applications and will use commercially reasonable efforts to respond in a timely manner to any information or signature requests reasonably required in connection with these applications and notices.

11.4  Further Assurances. Following the Closing, each of the parties hereto shall cooperate as necessary to execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

11.5  Notices, Consents, etc. Any notice, consent or other communication required, permitted or desired to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed effectively given when: (a) delivered personally; or (b) delivered by overnight courier or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as followed:

(i) If to Parent:

Clinigence Holdings, Inc.

2455 East Sunrise Blvd., Suite 1204,

Fort Lauderdale, FL 33304

with a copy to:

Dickinson Wright PLLC

350 E. Las Olas Blvd., Ste. 1750 Fort Lauderdale, FL 33306

(ii) If to Company:

Procare Health, Inc.

14221 Euclid Street, Suite G

Garden Grove, CA 92843

with a copy to:

Buchalter

1000 Wilshire Boulevard, Suite 1500 Los Angeles, CA 90017-1730

(iii) If to the Stockholders:

Procare Health, Inc.

14221 Euclid Street, Suite G Garden Grove, CA 92843

with a copy to:

Buchalter

1000 Wilshire Boulevard, Suite 1500 Los Angeles, CA 90017-1730

11.6  Certain Taxes. The Stockholders shall pay, and shall reimburse Parent for, any sales, use or transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses, if any, that become due and payable as a result of the transactions contemplated by this Agreement.

11.7  Severability and Reformation. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision. If the Merger or any provision of this Agreement violates any applicable Law, then the parties agree to negotiate in good faith such changes to the structure and terms of the Merger or the Agreement as may be necessary to make the Merger, as restructured, lawful under applicable Laws and regulations, without materially disadvantaging any party. The parties shall execute and deliver all documents or instruments necessary to effect or evidence the provisions of this Section 11.7.

11.8  Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived; provided that, any such amendment or waiver will be binding on a party only if such amendment or waiver is set forth in a writing executed by such party. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach, including any subsequent breach of the same provision.

11.9  Public Announcements. No party to this Agreement shall make any public announcements with respect to this Agreement or the Merger without the prior written consent of the other parties.

11.10  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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11.11  Expenses. Each of the parties shall pay all costs and expenses incurred or to be incurred by it or him, as the case may be, in negotiating and preparing this Agreement and in closing and carrying out the Merger. Company shall pay in full the entire aggregate amount of fees, costs or expenses related to the Merger incurred by Company, professional or otherwise, including, but not limited to, attorneys’ fees and accountants’ fees on or prior to the Closing Date. Company shall not pay any costs or expenses of the Stockholders with respect to the Merger.

11.12  Choice of Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the Laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws. Venue for any disputes under this Agreement shall reside in circuit court in California.

11.13  Headings. The use of headings in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

11.14  Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties.

11.15  Entire Agreement. This Agreement supersedes all previous contracts and agreements with respect to the subject matter hereof (whether written or unwritten) including, without limitation, the Letter of Intent between Parent and Company executed as of May 14, 2021, and constitutes the entire agreement existing between or among the parties with respect to the subject matter hereof.

11.16  Third Parties. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective permitted successors or assigns. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first set forth above.

CLINIGENCE HOLDINGS, INC.

/s/ Warren Hosseinion
By: Warren Hosseinion
Its: Chief Executive Officer

ANH BGUYEN

Anh Nguyen

TRAM NGUYEN

Tram Nguyen

PROCARE HEALTH, INC.

By: Anh Nguyen
Its: President

CLINIGENCE PROCARE HEALTH INC.

By: Anh Nguyen
Its: President

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IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first set forth above.

CLINIGENCE HOLDINGS, INC.

By: Warren Hosseinion
Its: Chief Executive Officer

ANH BGUYEN

/s/ Anh Nguyen
Anh Nguyen

TRAM NGUYEN

/s/ Tram Nguyen
Tram Nguyen

PROCARE HEALTH, INC.

/s/ Anh Nguyen
By: Anh Nguyen
Its: President

CLINIGENCE PROCARE HEALTH INC.

/s/ Anh Nguyen
By: Anh Nguyen
Its: President

[Signature Page to Agreement and Plan of Merger]

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